                                                                    EXHIBIT 12.1

                         AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
                         PREFERRED DIVIDEND REQUIREMENTS
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)


                                 PRO FORMA         PERIOD                            HISTORICAL
                                PERIOD ENDED       ENDED                        YEAR ENDED DECEMBER 31,
                            -------------------   --------    -----------------------------------------------------------------
                            6/30/02    12/31/01   6/30/02       2001       2000       1999       1998        1997        1996
Income
Income From Operations
Before Income Taxes .....     40,611     73,491    (14,107)     12,584        352      8,017    (23,982)     (2,634)     (5,667)
Fixed Charges ...........     58,434    107,962     37,469      79,535     79,029     94,017     52,801      30,437      16,602

Income From Operations
Before Income Taxes and
Fixed Charges ...........     99,045    181,453     23,362      92,119     79,381    102,034    28,8219      27,803      10,835

Fixed Charges:
Interest Expense ........     55,834    102,685     36,269      77,048     76,702     91,736     51,624      30,231      16,489
Preferred Dividends .....      2,600      5,277      1,200       2,485      2,327      2,281      1,177         206         113
                            --------   --------   --------    --------   --------   --------   --------    --------    --------
                              58,434    107,962     37,469      79,533     79,029     94,017     52,801      30,437      16,602
Ratio of Earnings to
Fixed Charges ...........       1.69       1.68         --        1.16       1.00       1.09         --          --          --


Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs).